UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

CADENCE PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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12481 High Bluff Drive, Suite 200
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

Dear fellow stockholder:

The annual meeting of stockholders of Cadence Pharmaceuticals, Inc. will be held at the Marriott San Diego Del Mar hotel, located at 11966 El Camino Real, San Diego, California 92130 on Thursday, June 28, 2007 at 10:00 a.m., local time, for the following purposes:

1. Elect two (2) directors for a three-year term to expire at the 2010 annual meeting of stockholders.

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. Transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

Our board of directors has fixed April 29, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

Accompanying this notice of annual meeting is a proxy. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the annual meeting.

By Order of the Board of Directors,

Theodore R. Schroeder
President, Chief Executive Officer and Director

San Diego, California
May 9, 2007

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

12481 High Bluff Drive, Suite 200
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

The board of directors of Cadence Pharmaceuticals, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on Thursday, June 28, 2007 at 10:00 a.m., local time, at the Marriott San Diego Del Mar hotel, located at 11966 El Camino Real, San Diego, California 92130.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2007 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about May 9, 2007 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 29, 2007 are entitled to vote at the annual meeting. On this record date, there were 29,129,295 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote. We are also sending along with this proxy statement our 2006 fiscal year annual report, which includes our financial statements.

What am I voting on?

Proposal 1: Election of Directors.  The election of two (2) directors to serve a three-year term. Based upon the recommendation of our nominating/corporate governance committee, our present board of directors has nominated and recommends for election as directors the following persons:

•	Dr. Michael A. Berman

•	Mr. Theodore R. Schroeder

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm.  To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007.

How many votes do I have?

Each share of our common stock that you own as of April 29, 2007 entitles you to one vote.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend or vote at the meeting.

If you properly complete your proxy card and send it to us in time to vote, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be voted as recommended by our board of directors.

If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	You may send in another signed proxy with a later date,

•	You may notify our corporate secretary, Hazel M. Aker, in writing before the annual meeting that you have revoked your proxy, or

•	You may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 29, 2007, the record date for voting.

Can I vote via the Internet or by telephone?

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of a majority of our outstanding common stock, or approximately 14,564,648 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors.  The two nominees who receive the most votes will be elected.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm.  The ratification of the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

What is the effect of abstentions and broker non-votes?

Shares held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP, our independent registered public accounting firm. However, because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes at the annual meeting.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. As a result, broker non-votes will not be counted for purposes of determining whether our stockholders have approved the ratification of the appointment of Ernst & Young LLP. In addition, because directors are elected by a plurality of votes cast, broker non-votes will not be counted in determining which nominees received the largest number of votes at the annual meeting.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our employees may solicit proxies in person or by telephone, fax or email. We will pay these employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006 that we filed with the Securities and Exchange Commission (“SEC”), we will send you one without charge. Please write to:

Investor Relations
Cadence Pharmaceuticals, Inc.
12481 High Bluff Drive, Suite 200
San Diego, California 92130

or

ir@cadencepharm.com

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for two nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and until their successors are elected and qualified. The nominees are Dr. Berman and Mr. Schroeder.

If no contrary indication is made, proxies in the accompanying form are to be voted for Dr. Berman and Mr. Schroeder or in the event that Dr. Berman or Mr. Schroeder is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Dr. Berman and Mr. Schroeder are members of our present board of directors.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the
2010 Annual Meeting of Stockholders

Name	Age	Present Position with Cadence

Dr. Michael A. Berman	64	Director
Mr. Theodore R. Schroeder	52	President, Chief Executive Officer and Director

DR. MICHAEL A. BERMAN has served as a member of our board of directors since April 2006. Since January 2005, Dr. Berman has served as President and Chief Executive Officer of the Michael A. Berman Group, Inc., a consulting firm specializing in the healthcare industry. Since January 2005, Dr. Berman has also served as a consultant for Stockamp and Associates, Inc., a business process consulting firm specializing in the healthcare industry. From October 1999 to January 2005, Dr. Berman served as Executive Vice President and Director of New York Presbyterian Hospital, and from September 1997 to October 1999 as its Senior Vice President and Chief Medical Officer. From April 1984 to September 1997, he served as Professor and Chairman of the Department of Pediatrics at the University of Maryland School of Medicine. Dr. Berman holds an M.D. from the State University of New York, Syracuse.

MR. THEODORE R. SCHROEDER is one of our co-founders and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in May 2004. From August 2002 to February 2004, he served as Senior Vice President, North American Sales and Marketing, of Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company. From February 2001 to August 2002, Mr. Schroeder served as General Manager of the Hospital Products Business Unit at Elan, a position he also held at Dura Pharmaceuticals, Inc., a specialty respiratory pharmaceutical and pulmonary drug delivery company, from May 1999 to November 2000 until its acquisition by Elan. Mr. Schroeder currently serves on the board of directors of the Sharp Hospital Foundation. Prior to joining Dura, Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company, a global pharmaceutical company. Mr. Schroeder holds a B.S. in management from Rutgers University.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
Term Expiring at the 2008 Annual Meeting of Stockholders

Name	Age	Present Position with Cadence

Dr. James C. Blair	67	Director
Mr. Alan D. Frazier	55	Director
Mr. Christopher J. Twomey	47	Director

DR. JAMES C. BLAIR has served as a member of our board of directors since September 2005. Since 1985, Dr. Blair has served as a Partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Present board memberships include Cadence Pharmaceuticals, Inc., Novacea, Inc., NuVasive, Inc., Pharmion Corporation, Volcano Corporation, and seven private companies. Dr. Blair has over thirty-five years experience with venture and emerging growth companies. In the course of this experience, he has been involved in the creation and successful development at the board level of over forty life sciences ventures, including Amgen, Inc., Aurora Biosciences Corporation, Amylin Pharmaceuticals, Inc., Applied Biosystems, Inc., Dura Pharmaceuticals, GeneOhm Sciences, Inc. and Molecular Dynamics, Inc. He currently serves on the board of directors of the Prostate Cancer Foundation, and he is on the advisory boards of the Department of Molecular Biology at Princeton University and the Department of Biomedical Engineering at the University of Pennsylvania. He received a B.S.E. degree from Princeton University and an M.S.E. & Ph.D. from the University of Pennsylvania.

MR. ALAN D. FRAZIER has served as a member of our board of directors since March 2006. In 1991, Mr. Frazier founded Frazier Healthcare Ventures, a venture capital firm, and has served as the managing partner since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the Audit Department of Arthur Young & Company, which is now Ernst & Young LLP. Mr. Frazier is a member of the board of directors of Alexza Pharmaceuticals, Inc., Calistoga Pharmaceuticals, Portola Pharmaceuticals and Stromedix, Inc., all of which are pharmaceutical companies. Mr. Frazier received a B.A. in economics from the University of Washington.

MR. CHRISTOPHER J. TWOMEY has served as a member of our board of directors since July 2006. Mr. Twomey joined Biosite Incorporated, a medical diagnostic company, in March 1990 and is currently its Senior Vice President, Finance and Chief Financial Officer. From 1981 to 1990, Mr. Twomey worked for Ernst & Young LLP, where he served as an Audit Manager. Mr. Twomey also serves on the board of directors of Senomyx, Inc., a biotechnology company, where he serves as Chair of the Audit Committee. Mr. Twomey holds a B.A. in business economics from the University of California at Santa Barbara.

Term Expiring at the 2009 Annual Meeting of Stockholders

Name	Age	Present Position with Cadence

Mr. Brian G. Atwood	54	Director
Dr. Samuel L. Barker	64	Director
Mr. Cam L. Garner	59	Chairman of the Board of Directors

MR. BRIAN G. ATWOOD has served as a member of our board of directors since March 2006. Since 1999, Mr. Atwood has served as a Managing Director of Versant Ventures I, LLC, Versant Ventures II, LLC and Versant Ventures III, LLC (Versant Ventures), a venture capital firm focusing on healthcare that he co-founded. Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. Mr. Atwood also serves on the board of directors of Pharmion Corporation, ForteBio, FivePrime Therapeutics, Inc., Saegis Pharmaceuticals, Helicos Biosciences Corp. and Spaltudaq Corporation. Mr. Atwood holds a B.S. in biological sciences from the University of California, Irvine, an M.S. in ecology from the University of California, Davis and an M.B.A. from Harvard University.

DR. SAMUEL L. BARKER has served as a member of our board of directors since August 2006. In March 2001, Dr. Barker co-founded Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, and has served as a principal since that time. Dr. Barker also served as President and Chief Executive Officer of Clearview Projects from July 2003 to November 2004. Dr. Barker served in a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999. His positions at Bristol-Myers Squibb included service as Executive Vice President, Worldwide Franchise Management and Strategy during 1998, President, United States Pharmaceuticals from 1992 to 1997, and President, Bristol-Myers Squibb Intercontinental Commercial Operations from 1990 to 1992. Prior to 1990, Dr. Barker held executive positions in research and development, manufacturing, finance, business development and sales and marketing at Squibb Pharmaceuticals. Dr. Barker also serves on the board of directors of AtheroGenics, Inc., a pharmaceutical company, and Lexicon Genetics Incorporated, a biopharmaceutical company, where he serves as chairman. Dr. Barker holds a B.S. from Henderson State College, an M.S. from the University of Arkansas and a Ph.D. from Purdue University.

MR. CAM L. GARNER is one of our co-founders and has served as a member of our board of directors since our inception in May 2004, and as chairman of our board of directors since July 2004. Mr. Garner co-founded specialty pharmaceutical companies, Verus Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc., Zogenix, Inc., DJ Pharma and Xcel Pharmaceuticals, Inc. He serves as Chairman and CEO of Verus, Chairman of Zogenix and served as Chairman of Xcel until it was acquired in March 2005 by Valeant Pharmaceuticals International. He was Chief Executive Officer of Dura Pharmaceuticals, Inc., a pharmaceutical company, from 1989 to 1995 and its Chairman and Chief Executive Officer from 1995 to 2000 until it was sold to Elan in November 2000. Mr. Garner also serves on the board of directors of Pharmion Corporation, Favrille, Inc., SkinMedica, Inc. and Aegis Therapeutics. Mr. Garner earned his M.B.A. from Baldwin-Wallace College and his B.A. in biology from Virginia Wesleyan College.

COMMITTEES OF THE BOARD

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.cadencepharm.com. The members of the committees are identified in the following table.

		Compensation	Nominating / Corporate
Name	Audit Committee	Committee	Governance Committee

Cam L. Garner		Chairman
Brian G. Atwood			Chairman
Samuel L. Barker, Ph.D.
Michael A. Berman, M.D.	X		X
James C. Blair, Ph.D.		X
Alan D. Frazier	X	X
Christopher J. Twomey	Chairman
Alain B. Schreiber, M.D.(1)			X

(1)	Dr. Schreiber has opted not to seek re-election to the board in 2007 and his term will expire at the annual meeting on June 28, 2007. The board has elected not to fill Dr. Schreiber’s seat on the Nominating/Corporate Governance Committee at the present time.

Audit Committee

The audit committee of our board of directors currently consists of Dr. Berman and Messrs. Frazier and Twomey (chair). The audit committee met two times (including telephonic meetings) during fiscal year 2006. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq Stock Market qualification standards and by Section 10A of the Securities Exchange Act, as amended (the “Exchange Act”). In addition, our board of directors has determined that Mr. Twomey qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2006. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

Mr. Christopher J. Twomey, Chairman
Dr. Michael A. Berman
Mr. Alan D. Frazier

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Garner (chair) and Frazier and Dr. Blair. The compensation committee met two times (including telephonic meetings) during fiscal year 2006. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation and benefit plans for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our senior management and compensation policies for members of our board of directors and board committees;

•	reviewing the terms of employment agreements and other arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

Dr. Schreiber has opted not to seek re-election to the board in 2007 and his term will expire at the annual meeting on June 28, 2007. The board has elected not to fill Dr. Schreiber’s seat on the Nominating/Corporate Governance Committee at the present time.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Mr. Atwood (chair) and Drs. Berman and Schreiber. The nominating/corporate governance committee, which was formed in June 2006, did not meet (including telephonic meetings) during fiscal year 2006. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing and recommending a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other facts as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. To date, the nominating/corporate governance committee has not utilized third-party search firms to identify board of director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholders’ name and contact information, as they appear on our books; (ii) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder; (iii) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; (iv) a representation whether the stockholder intends or is part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of the nomination; (v) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2008 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Board Independence

Our board of directors has determined that seven of our nine directors are independent under the Nasdaq Stock Market qualification standards, including Messrs. Atwood, Frazier, Garner and Twomey and Drs. Berman, Blair and Schreiber.

Board Meetings

During the fiscal year 2006, our board of directors met eight times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of all meetings held by our board of directors. Additionally, all but two directors attended all meetings held by all committees of our board of directors on which the director served; these two directors each missed one committee meeting. As required under the Nasdaq Stock Market qualification standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Compensation of Directors

We compensate non-employee directors for their service on our board of directors. Each non-employee director is eligible to receive an annual retainer of $25,000, for service on our board of directors. We pay an additional annual retainer to the non-employee director serving as (i) the chairman of our audit committee equal to $10,000, and (ii) the chairman of our compensation committee or our nominating/corporate governance committee equal to $4,000. We pay an additional annual retainer to non-employee directors (other than the chairman) serving on our audit committee equal to $5,000 and to non-employee directors (other than the chairman) serving on our compensation committee or our nominating/corporate governance committee equal to $2,000. We pay additional cash compensation to the non-employee director serving as the chairman of our board of directors, resulting in aggregate compensation equal to $100,000 per year. In addition, we provide reimbursement to our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Any non-employee director who is first elected to our board of directors is granted a non-qualified option to purchase 25,000 shares of our common stock on the date of his or her initial election to the board of directors. Such options will have an exercise price per share equal to the fair market value of our common stock on the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director is eligible to receive a non-qualified option to purchase an additional 12,500 shares of our common stock.

The initial options granted to non-employee directors described above will vest in 36 equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in 12 equal monthly installments on the first day of each calendar month subsequent to the date of grant, subject to the director’s continuing service on our board of directors on those dates. The term of each option granted to a non-employee director shall be 10 years.

Director Compensation Table

The following table sets forth compensation information with respect to all of our non-employee directors for amounts earned during 2006. Compensation information for our President and Chief Executive Officer, Theodore R. Schroeder and our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, William R. LaRue, is reported in the section below entitled “Executive Compensation and Other Information” in the Summary Compensation Table.

						Change in Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid	Stock			Incentive Plan	Compensation	All Other
	in Cash	Awards	Option Awards		Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)(2)		($)	($)	($)	($)

Cam L. Garner	$94,333	$—	$261,557	(3)	$—	$—	$—	$355,890
Brian G. Atwood	$7,250	$—	$27,592	(4)	$—	$—	$—	$34,842
Samuel L. Barker, Ph.D.	$6,250	$—	$21,389	(5)	$—	$—	$—	$27,639
Michael A. Berman, M.D.	$8,000	$—	$26,375	(6)	$—	$—	$—	$34,375
James C. Blair, Ph.D.	$6,750	$—	$15,425	(7)	$—	$—	$—	$22,175
Alan D. Frazier	$8,000	$—	$27,592	(4)	$—	$—	$—	$35,592
Alain B. Schreiber, M.D.(9)	$6,750	$—	$15,425	(7)	$—	$—	$—	$22,175
Christopher J. Twomey	$8,750	$—	$25,708	(8)	$—	$—	$—	$34,458
Scott L. Glenn(9)	$—	$—	$—		$—	$—	$—	$—

(1)	Other than for Mr. Garner, the Company had not provided for cash compensation to directors for their services as directors or members of committees of the board prior to its initial public offering. Excluding Mr. Garner, the fees disclosed represent fees earned from October 2006 to December 2006.

(2)	Reflects the dollar amount recognized as 2006 compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006 for awards granted in 2006 and prior years, calculated in accordance with SFAS No. 123(R), but disregarding estimates for forfeitures related to service-based vesting conditions. For information regarding assumptions made in connection with the valuation of equity awards for purposes of calculating compensation expense, see Note 1 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 28, 2007.

The aggregate number of shares subject to stock awards and stock options outstanding at December 31, 2006 for each of the directors is as follows:

	Aggregate Number of	Aggregate Number of
	Stock Awards	Option Awards
	Outstanding at	Outstanding at
	December 31, 2006	December 31, 2006
Name	(#)	(#)

Cam L. Garner	—	—
Brian G. Atwood	—	25,000
Samuel L. Barker, Ph.D.	—	25,000
Michael A. Berman, M.D.	—	25,000
James C. Blair, Ph.D.	—	—
Alan D. Frazier	—	25,000
Alain B. Schreiber, M.D.	—	15,000
Christopher J. Twomey	—	—
Scott L. Glenn	—	—

(3)	Expense related to options granted on May 9, 2006. The total grant date fair value of the option awards, calculated in accordance with SFAS No. 123(R), was $1,141,340.

(4)	Includes $12,167 of expense related to options granted on May 9, 2006 and $15,425 of expense related to options granted on July 13, 2006. The total grant date fair value of the option awards in 2006, calculated in accordance with SFAS No. 123(R), was $150,950.

(5)	Expense related to options granted on August 28, 2006. The total grant date fair value of the option awards, calculated in accordance with SFAS No. 123(R), was $154,000.

(6)	Includes $10,950 of expense related to options granted on May 9, 2006 and $15,425 of expense related to options granted on July 13, 2006. The total value of the option awards in 2006, calculated in accordance with SFAS No. 123(R), was $150,950.

(7)	Expense related to options granted on July 13, 2006. The total grant date fair value of the option awards, calculated in accordance with SFAS No. 123(R), was $92,550.

(8)	Expense related to options granted on July 13, 2006. The total grant date fair value of the option awards, calculated in accordance with SFAS No. 123(R), was $154,250.

(9)	Dr. Schreiber has elected not to seek re-election to the board in 2007 and his term will end at the annual meeting on June 28, 2007. Further, Mr. Glenn resigned from our board of directors in March 2006. Mr. LaRue also served on our board of directors in 2006 prior to his acceptance of the position of Chief Financial Officer effective June 1, 2006. Mr. LaRue received no compensation in 2006 as a member of the board.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. We did not hold an annual meeting of stockholders in 2006.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.cadencepharm.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Investor Relations, Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the two nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF DR. BERMAN AND MR. SCHROEDER. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2007 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since our inception in 2004. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm is not required by Delaware law, the company’s restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to the company for services related to the fiscal years ended December 31, 2006 and December 31, 2005, by Ernst & Young LLP, the company’s independent registered public accounting firm.

	2006	2005

Audit Fees(1)	$547,420	$30,625
Audit Related Fees	—	—
Tax Fees(2)	530	6,070
All Other Fees(3)	—	5,945

	$547,950	$42,640

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of our registration statements on Forms S-1 and S-8, and preparation of comfort letters associated with our initial public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees consist of fees billed in the indicated year for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(3)	All Other Fees consist of fees billed in the indicated year for other permissible work performed by Ernst & Young LLP that is not included within the above category descriptions.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2007 for:

•	each of our named executive officers (as defined below in “Executive Compensation and Other Information — Summary Compensation Table”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each executive officer, director or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable as of May 30, 2007, which is 60 days after March 31, 2007.

Percentage of beneficial ownership is based on 29,129,295 shares of common stock outstanding as of March 31, 2007.

Unless otherwise indicated, the address for the following stockholders is c/o Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, CA 92130.

	Number of
	Shares	Percentage
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned

5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1)	5,741,122	19.7%
One Palmer Square, Suite 515 Princeton, NJ 08542
ProQuest Investments III, L.P.(2)	3,080,674	10.6%
90 Nassau Street, 5th Floor Princeton, NJ 08542
Frazier Healthcare V, LP(3)	2,525,000	8.7%
601 Union Street, Suite 3200 Seattle, WA 98101
Funds affiliated with Versant Ventures II, L.L.C.(4)	2,024,998	6.9%
3000 Sand Hill Road Building 4, Suite 210 Menlo Park, CA 94025
Funds affiliated with Technology Partners(5)	2,000,000	6.9%
100 Shoreline Highway Suite 282, Building B Mill Valley, CA 94941
BB Biotech Ventures II, L.P.(6)	1,750,000	6.0%
Trafalgar Court, Les Banques St Peter Port, Guernsey, Channel Islands GY1 3QL

	Number of
	Shares	Percentage
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned

Directors and Executive Officers:
Theodore R. Schroeder(7)	1,010,935	3.4%
William S. Craig, Ph.D.(8)	176,325	*
William R. LaRue(9)	224,750	*
Mike A. Royal, M.D., J.D.(10)	93,750	*
David A. Socks(11)	423,182	1.4%
Cam L. Garner(12)	1,062,530	3.6%
Brian G. Atwood(4)	2,024,998	6.9%
Samuel L. Barker(13)	25,000	*
Michael A. Berman, M.D.(14)	33,500	*
James C. Blair, Ph.D.(1)	5,741,122	19.7%
Alan D. Frazier(3)	2,525,000	8.7%
Alain B. Schreiber, M.D.(2)	3,080,674	10.6%
Christopher J. Twomey(15)	25,000	*
Executive officers and directors as a group (16 persons)(16)	16,764,016	54.7%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Includes 5,653,038 shares of common stock owned by Domain Partners VI, L.P., 60,584 shares of common stock owned by DP VI Associates, L.P. and 27,500 shares of common stock owned by Domain Associates, L.L.C. Of the 27,500 shares owned by Domain Associates, L.L.C., 16,875 will be subject to our right of repurchase within 60 days of March 31, 2007. Dr. Blair is a member of our board of directors and a managing member of Domain Associates, L.L.C. and a managing member of One Palmer Square Associates VI, L.L.C., which is the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(2)	Includes 3,053,174 shares of common stock owned by ProQuest Investments III, L.P. and 12,500 shares of common stock owned by ProQuest Management LLC. Of the 12,500 shares owned by ProQuest Management, LLC, 3,125 will be subject to our right of repurchase within 60 days of March 31, 2007. Also includes 15,000 shares Dr. Schreiber has the right to acquire pursuant to outstanding options which are immediately exercisable, 11,250 of which would be subject to our right of repurchase within 60 days of March 31, 2007. Dr. Schreiber is a member of our board of directors and a managing member of ProQuest Management LLC and a managing member of ProQuest Associates III LLC, the ultimate general partner of ProQuest Investments III, L.P.

(3)	Includes 25,000 shares Mr. Frazier has the right to acquire pursuant to outstanding options which are immediately exercisable, 18,125 of which would be subject to our right of repurchase within 60 days of March 31, 2007. The voting and disposition of the shares held by Frazier Healthcare V, LP is determined by FHM V, LLC, which is the general partner of FHM V, LP, which is the general partner of Frazier Healthcare V, LP. Mr. Frazier is a member of our board of directors and a managing member of FHM V, LLC. Mr. Frazier disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Includes 1,945,686 shares of common stock owned by Versant Venture Capital II, L.P., 36,923 shares of common stock owned by Versant Affiliates Fund II-A, L.P. and 17,389 shares of common stock owned by Versant Side Fund II, L.P. Also includes 25,000 shares Mr. Atwood has the right to acquire pursuant to outstanding options which are immediately exercisable, 18,125 of which would be subject to our right of repurchase within 60 days of March 31, 2007. Mr. Atwood is a member of our board of directors and a managing member of Versant Ventures II, L.L.C., which is the general partner of each of these Versant funds. Mr. Atwood disclaims beneficial ownership of shares owned by these Versant funds except to the extent of his pecuniary interest therein.

(5)	Includes 1,880,000 shares of common stock owned by Technology Partners Fund VII, L.P. and 120,000 shares of common stock owned by Technology Partners Affiliates VII, L.P. The voting and disposition of the shares held by Technology Partners Fund VII, L.P. and Technology Partners Affiliates VII is determined by TP Management VII, L.L.C., which is the general partner of each of these Technology Partners funds. John E. Ardell III, Ira Ehrenpreis, James Glasheen, Sheila Mutter and Roger J. Quy share voting and dispositive authority over the shares held by Technology Partners.

(6)	The voting and disposition of the shares held by BB Biotech Ventures II, L.P. is determined by its general partner, BB Biotech Ventures GP (Guernsey) Limited. Christopher Wilfred Cochrane, Benedict Peter Goronwy Morgan and Hans Jorg Graf, in their capacities as directors of the general partner, share voting and dispositive authority over the shares held by BB Biotech Ventures.

(7)	Includes 510,935 shares Mr. Schroeder has the right to acquire pursuant to outstanding options which are immediately exercisable, 351,269 of which would be subject to our right of repurchase within 60 days of March 31, 2007. Also includes 250,000 unvested shares acquired by Mr. Schroeder upon the early exercise of stock options, 102,865 of which will be subject to our right of repurchase within 60 days of March 31, 2007. Also includes 250,000 shares acquired by Mr. Schroeder as one of our co-founders.

(8)	Includes 176,325 shares Dr. Craig has the right to acquire pursuant to outstanding options which are immediately exercisable, 93,881 of which would be subject to our right of repurchase within 60 days of March 31, 2007.

(9)	Includes 11,000 shares acquired by Mr. LaRue upon exercise of stock options, 6,188 of which will be subject to our right of repurchase within 60 days of March 31, 2007. These 11,000 shares are held by a trust for the benefit of Mr. LaRue’s family. Also includes 213,750 shares of common stock Mr. LaRue has the right to acquire pursuant to outstanding options that are immediately exercisable, all of which would be subject to our right of repurchase within 60 days of March 31, 2007.

(10)	Includes 93,750 shares Dr. Royal has the right to acquire pursuant to outstanding options which are immediately exercisable, 70,314 of which would be subject to our right of repurchase within 60 days of March 31, 2007.

(11)	Includes 210,682 shares Mr. Socks has the right to acquire pursuant to outstanding options which are immediately exercisable, 135,992 of which would be subject to our right of repurchase within 60 days of March 31, 2007. Also includes 212,500 shares acquired by Mr. Socks as one of our co-founders.

(12)	Includes 573,435 shares acquired by Mr. Garner upon the exercise of stock options, 365,207 of which will be subject to our right of repurchase within 60 days of March 31, 2007. Of these 573,435 shares, 538,435 shares are held of record by a trust for which Mr. Garner serves as trustee and 35,000 shares are held by a limited liability company for which Mr. Garner is the sole member. Also includes 437,500 shares acquired by Mr. Garner as one of our co-founders. Of these 437,500 shares, 400,000 shares are held by a limited liability company for which Mr. Garner is the sole member and 37,500 shares are held by siblings of Mr. Garner. Also includes 51,595 shares acquired by a limited liability company for which Mr. Garner is the sole member.

(13)	Includes 25,000 shares Dr. Barker has the right to acquire pursuant to outstanding options which are immediately exercisable, 18,750 of which would be subject to our right of repurchase within 60 days of March 31, 2007.

(14)	Includes 25,000 shares Dr. Berman has the right to acquire pursuant to outstanding options which are immediately exercisable, 18,750 of which would be subject to our right of repurchase within 60 days of March 31, 2007. Also includes 7,500 shares Dr. Berman holds in a joint account with his wife and 1,000 shares Dr. Berman holds in a retirement account.

(15)	Includes 25,000 shares acquired by Mr. Twomey upon exercise of stock options, 18,750 of which would be subject to our right of repurchase within 60 days of March 31, 2007. These 25,000 shares are held of record by a trust for the benefit of Mr. Twomey’s family.

(16)	Includes 1,791,692 shares of common stock subject to outstanding options which are immediately exercisable, 1,421,456 of which would be subject to our right of repurchase within 60 days of March 31, 2007. Also includes 1,117,361 shares of common stock acquired upon the exercise of options, 585,363 of which will be subject to our right of repurchase within 60 days of March 31, 2007.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of April 30, 2007:

Name	Age	Position

Theodore R. Schroeder	52	President, Chief Executive Officer and Director
Hazel M. Aker, J.D.	51	Senior Vice President, General Counsel and Secretary
James B. Breitmeyer, M.D., Ph.D.	53	Executive Vice President, Development and Chief Medical Officer
William S. Craig, Ph.D.	57	Senior Vice President, Pharmaceutical Development and Manufacturing
William R. LaRue	56	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Richard E. Lowenthal	41	Vice President, Regulatory Affairs and Quality Assurance
Mike A. Royal, M.D., J.D.	53	Vice President, Clinical Development, Analgesics
David A. Socks	32	Vice President, Business Development

The biography of Mr. Schroeder can be found under “Proposal 1 — Election of Directors.”

MS. HAZEL M. AKER has served as our Senior Vice President and General Counsel since April 2007. From April 2006 to April 2007, Ms. Aker served as Senior Vice President, Operations and Business Affairs of Ambrx, Inc., a biotechnology company focused on protein therapeutics. From February 2003 to May 2006, Ms. Aker served as Senior Vice President, Regulatory Operations & Legal Affairs, General Counsel and Secretary of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer, and served as its Vice President, General Counsel and Secretary from February 2001 to February 2003. From April 2000 to March 2001, Ms. Aker served as Vice President, General Counsel and Secretary for Alaris Medical, Inc., and its subsidiary, Alaris Medical Systems, Inc., a manufacturer of intravenous infusion therapy products and patient monitoring systems. From October 1999 to April 2000, Ms. Aker served as Vice President and General Counsel and, from December 1999 to April 2000, as Vice President of Regulatory and Quality Affairs, for Women First HealthCare, Inc. From May 1995 until October 1999, Ms. Aker served as Corporate Vice President, Legal Affairs, and Assistant General Counsel for Alaris Medical Systems, Inc., which was formerly IVAC Medical Systems, Inc. Ms. Aker is a member of the State Bar of California. Ms. Aker holds a B.A. from the University of California, San Diego and a J.D. from the University of San Diego School of Law.

DR. JAMES B. BREITMEYER has served as our Executive Vice President, Development and Chief Medical Officer since August 2006. From December 2001 to August 2006, Dr. Breitmeyer served as Chief Medical Officer and Vice President, Pharmaceutical Operations of Applied Molecular Evolution, a wholly-owned subsidiary of Eli Lilly and Company, a global pharmaceutical company. From February 2000 to July 2001, Dr. Breitmeyer was the President and Chief Executive Officer of the Harvard Clinical Research Institute. Prior to February 2000, Dr. Breitmeyer held various positions of increasing responsibility including Senior Vice President and Chief Medical Officer of Serono International S.A., a global biopharmaceutical company. Dr. Breitmeyer holds a B.A. in chemistry from the University of California, Santa Cruz, and an M.D. and Ph.D. from Washington University School of Medicine.

DR. WILLIAM S. CRAIG has served as our Senior Vice President, Pharmaceutical Development and Manufacturing since November 2004. From January 2000 to November 2004, Dr. Craig served as Vice President, Research and Product Development of ISTA Pharmaceuticals, Inc., an ophthalmology-focused specialty pharmaceutical company. From 1996 to December 1999, Dr. Craig served as Vice President, Research and Development for Alpha Therapeutics Corporation, a biotechnology company. From 1988 to 1996, he served as Senior Director, Research and Development for Telios Pharmaceuticals, Inc., a biotechnology company. Dr. Craig holds a B.S. in biochemistry from the University of Michigan and a Ph.D. in chemistry from the University of California, San Diego.

MR. WILLIAM R. LARUE has served as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary since June 2006. From April 2001 to May 2006, Mr. LaRue served as Senior Vice President and Chief Financial Officer of Micromet, Inc., formerly CancerVax Corporation, a biotechnology company focused on the treatment and control of cancer. From March 2000 to February 2001, Mr. LaRue served as Executive Vice President and Chief Financial Officer of eHelp Corporation, a provider of user assistance software. From January 1997 to February 2000, Mr. LaRue served as Vice President and Treasurer of Safeskin Corporation, a medical device company, and from January 1993 to January 1997 he served as Treasurer of GDE Systems, Inc., a high technology electronic systems company. Mr. LaRue received a B.S. in business administration and an M.B.A. from the University of Southern California.

MR. RICHARD E. LOWENTHAL has served as our Vice President, Regulatory Affairs and Quality Assurance since November 2004. Mr. Lowenthal has provided us with notice of his resignation effective May 1, 2007. From November 2002 to November 2004, Mr. Lowenthal served as Head, Worldwide Regulatory Affairs and Drug Safety of Maxim Pharmaceuticals, Inc., a biopharmaceutical company. From December 2001 to November 2002, he served as Vice President of Regulatory Affairs and Quality Assurance of AnGes, MG, Inc., a biotechnology company. From June 1996 to December 2001, Mr. Lowenthal served in various roles in regulatory affairs and research and development at Janssen Research Foundation, a division of Johnson & Johnson, including Global Project Leader for Risperdal New Products and most recently as the Global Director of Chemistry, Manufacturing and Control Regulatory Affairs. From March 1995 to June 1996, he served as the Director of Regulatory Affairs and Quality Assurance of Somerset Pharmaceuticals, Inc., a proprietary research and development pharmaceutical company. Prior to joining Somerset, Mr. Lowenthal worked at the FDA as a new drug reviewer in the Division of Neuropharmacologic Drug Products and in the Division of Oncology and Pulmonary Drug Products. Mr. Lowenthal holds a B.Sc. in biochemistry from Florida State University, an M.Sc. in organic chemistry from Florida State University and a Masters of Business Science in Executive Leadership from the University of San Diego.

DR. MIKE A. ROYAL has served as our Vice President, Clinical Development, Analgesics since April 2006. From December 2004 to March 2006, Dr. Royal served as Chief Medical Officer of Solstice Neurosciences, Inc., a specialty biopharmaceutical company. From May 2003 to December 2004, Dr. Royal served as Vice President, Strategic Brand Development and Global Medical Affairs of Alpharma Inc., a global specialty pharmaceutical company. From January 2002 to May 2003, he served as Senior Medical Director of Elan Pharmaceuticals, Inc., a neuroscience-based biotechnology company. From 1994 to January 2002, he owned and managed the largest private practice pain management clinic and research center in Oklahoma. Dr. Royal has also served as Director of the Acute Pain Service, Staff Anesthesiologist, and Assistant Professor of Anesthesiology and Critical Care Medicine at the University of Pittsburgh Medical Center. Dr. Royal is board certified in internal medicine, anesthesiology, pain management, and addiction medicine and has published extensively in the area of pain management. He holds a B.S. in chemistry from the Massachusetts Institute of Technology, an M.D. from the University of Massachusetts, a J.D. from the University of Maryland and an M.B.A. from New York University (TRIUM).

MR. DAVID A. SOCKS is one of our co-founders and has served as our Vice President, Business Development since our inception in May 2004. From May 2004 to June 2006, Mr. Socks also served as our Chief Financial Officer, Treasurer, and Secretary. From July 2000 to May 2004, Mr. Socks was a Venture Partner at Windamere Venture Partners, a venture capital firm investing in early stage life science companies. In this capacity, Mr. Socks held management positions at two portfolio companies of Windamere Venture Partners. These positions included Vice President of Business Development of Kanisa Pharmaceuticals, Inc., an oncology-focused specialty pharmaceutical company and Vice President of Finance of CelTor Biosystems, Inc., a drug discovery company. Mr. Socks co-founded several pharmaceutical companies including Avera Pharmaceuticals, Inc., Kanisa Pharmaceuticals, Inc., Somaxon Pharmaceuticals, Inc. and Verus Pharmaceuticals, Inc. and three medical technology companies including MiraMedica, Inc., Oculir, Inc. and SpineWave, Inc. In 1999, Mr. Socks worked in business development at Neurocrine Biosciences, a biopharmaceutical company. In 1998, he worked in the venture capital arm of EFO Holdings, L.P., an investment firm. From 1995 to 1998, he worked at Kaiser Associates, Inc., a strategic management consulting firm, where he was most recently a Senior Manager. Mr. Socks holds a B.S. in business administration from Georgetown University and an M.B.A. from Stanford University.

Compensation Discussion and Analysis

Philosophy

Our compensation programs are designed to attract and retain key employees, to motivate them to achieve key strategic performance measures and to reward them for superior performance. Different compensation programs are geared toward short and longer-term performance with the overarching goal of enhancing our employees’ incentives to increase stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should largely reflect their success as a management team, rather than as individual contributors, in attaining key operating objectives. We believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

Overview of Total Compensation and Process

Elements of total compensation for our executives include:

•	salary,

•	annual variable performance-based bonus awards, payable in cash,

•	long-term stock-based incentive awards, and

•	other benefits.

Each of these is described in more detail below.

The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our executive officers. In the first quarter of each year, the compensation committee, which consists of members of our board of directors, reviews the performance of each of our executive officers during the previous year. In connection with this review, the compensation committee typically reviews and resets base salaries for our executive officers, determines their incentive bonuses relating to prior year performance, approves elements of the incentive bonus plan for the current year, including target bonuses and corporate objectives, and grants stock options to all of our executive officers and certain other eligible employees.

In making these compensation decisions, it is the practice of our compensation committee to review the historical levels of each element of each executive officer’s total compensation (salary, bonus, stock incentive awards and other benefits) and to compare each element with that of the executive officers in an appropriate market comparison group.

With respect to the compensation committee’s executive compensation review in early 2007, the committee authorized management to engage Compensia, Inc., an independent compensation consultant, to perform a competitive assessment of each executive officer’s compensation utilizing a specific market comparison group of specialty pharmaceutical companies and market survey data. We selected the specific market comparison group using the following criteria:

•	market capitalizations between approximately $350 million and $800 million at the time of selection,

•	most advanced product candidate in Phase 3, but no products approved by the FDA,

•	limited or no commercial infrastructure at the time of selection, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee approved the companies comprising the comparison group. The companies in the group are:

Acadia Pharmaceuticals
Aspreva Pharmaceuticals
Atherogenics
Cubist Pharmaceuticals
Gtx
Hollis-Eden Pharmaceuticals
Idenix Pharmaceuticals
Intermune
Keryx Biopharmaceuticals
Metabasis Therapeutics
Nps Pharmaceuticals
Neurocrine Biosciences
Nuvelo
Pain Therapeutics
Pharmion
Progenics Pharmaceuticals
Santarus
Somaxon Pharmaceuticals
Theravance
Trimeris
Trubion
Xenoport

Compensia also compared each executive’s compensation to two market surveys, the 2006 Biotech Employee Development Coalition Survey and the 2006 Radford Biotechnology Survey.

The data regarding the compensation history and market comparisons for each executive officer is provided to our chief executive officer and the chairman of our board of directors. Our chief executive officer then makes compensation recommendations to the compensation committee with respect to the executive officers who report to him, and the chairman of our board of directors makes compensation recommendations to the compensation committee with respect to the chief executive officer. No executive officer is allowed to be present at the time his or her compensation is being discussed or determined. The compensation committee is also provided the compensation history and market comparison data for each executive officer. The compensation committee in its sole discretion may accept or adjust the executive compensation recommendations it is given. The compensation committee benchmarks all components of compensation and, in general, targets the 50th percentile of market data for executives.

The amount of each element of compensation for our executive officers is determined by our compensation committee, which uses the following factors to determine the amount of salary, bonus, stock incentive awards and other benefits to provide to each executive:

•	the company’s performance against corporate objectives for the previous year,

•	the executive’s performance against individual objectives for the previous year,

•	difficulty in achieving desired results in the previous year and the current year,

•	value of their unique skills and capabilities to support long-term performance of the company,

•	historical compensation versus performance, and

•	status relative to similarly-situated executives from our market comparison group.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.

Elements of Executive Compensation

The following “Summary Compensation Table” provides a summary of the compensation received by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (our “named executive officers”) in 2006. This table provides an all-inclusive presentation of the various cash and non-cash elements that comprise total compensation for each of our named executive officers. The “Salary” column is the gross wages earned during 2006.

Summary Compensation Table

								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)		($)	($)(1)	($)(2)	($)	($)		($)

Theodore R. Schroeder	2006	$291,667	$—		$—	$683,803	$150,000	$—	$—		$1,125,470
President, Chief Executive Officer and Director
William R. LaRue	2006	$154,583	$25,000	(3)	$—	$194,348	$52,781	$—	$—		$426,712
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
William S. Craig, Ph.D.	2006	$229,167	$—		$—	$118,880	$76,784	$—	$—		$424,831
Senior Vice President, Pharmaceutical Development and Manufacturing
David A. Socks	2006	$195,833	$—		$—	$248,506	$56,900	$—	$—		$501,239
Vice President, Business Development
Mike A. Royal, M.D., J.D.	2006	$183,333	$22,917	(3)	$—	$97,406	$52,161	$—	$44,531	(4)	$400,348
Vice President, Clinical Development, Analgesics

(1)	Reflects the dollar amount recognized as 2006 compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006 for awards granted in 2006 and prior years, calculated in accordance with SFAS No. 123(R), but disregarding estimates for forfeitures related to service-based vesting conditions. For information regarding assumptions made in connection with the valuation of equity awards for purposes of calculating compensation expense, see Note 1 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 28, 2007.

(2)	Amount represents performance-based bonuses under the plans described below under the heading “— Non-Equity Incentive Plan Compensation.” All of the amounts earned for fiscal 2006 were paid in fiscal 2007.

(3)	Represents a sign-on bonus paid at the time of hiring.

(4)	Includes $44,485 of relocation assistance and $46 of group term life insurance paid by Cadence on behalf of Dr. Royal.

Base Salary

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. The compensation committee annually reviews and sets the base salaries of our chief executive officer and other members of senior management. Each of our executive officers has entered into an employment agreement with us that prohibits the compensation committee from materially decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the compensation committee assesses individual performance against job responsibilities, our overall company performance, our budget for merit increases and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate, absent merit-based increases.

In March 2007, the compensation committee set base salaries for our named executive officers to be in effect until the next annual review by the compensation committee. These base salaries are $375,000 for Theodore R. Schroeder, our President and Chief Executive Officer, $285,000 for William R. LaRue, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, $285,000 for Mike A. Royal, our Vice President,

Clinical Development, Analgesics, $240,000 for William S. Craig, our Senior Vice President, Pharmaceutical Development and Manufacturing, and $230,000 for David A. Socks, our Vice President, Business Development.

Non-Equity Incentive Plan Compensation

It is the compensation committee’s objective to have a significant percentage of each executive officer’s total compensation contingent upon the company’s performance as well as upon his or her own level of performance and contribution toward the company’s performance. This allows executive officers to receive bonus compensation in the event certain specified corporate and, if applicable, individual performance measures are achieved.

In August 2006, our board of directors approved our 2006 corporate bonus plan. Pursuant to the 2006 corporate bonus plan, our board of directors designated for each executive officer a target bonus amount, expressed as a percentage of his or her base salary (40% for our chief executive officer, 30% for our executive vice presidents and senior vice presidents and 25% for our other executive officers). Our executive officers were eligible to receive bonuses if certain individual and corporate performance criteria were achieved during the 2006 fiscal year, and such bonuses were payable as cash, stock, options, or a combination of the foregoing. The use of corporate performance goals was intended to establish a link between the executive’s pay and our business performance. The individual performance of each of the executive officers during 2006 was evaluated according to the achievement of individual performance goals, which were approved by the president and chief executive officer and the relevant vice presidents prior to the inception of the 2006 corporate bonus plan. In January 2007, the compensation committee established performance goals for the payment of bonuses for the 2007 fiscal year.

The corporate performance goals for 2006 were established by our board of directors, and included (i) the acquisition of our IV APAP product candidate, (ii) the advancement of the company’s clinical development programs, (iii) the achievement of certain corporate organizational and infrastructure objectives and (iv) the completion of our initial public offering process. The 2007 corporate performance goals established by the compensation committee relate to the following categories: (i) advancement of the company’s clinical development programs, (ii) achievement of business development objectives, and (iii) achievement of certain corporate organizational and infrastructure objectives. With respect to each year, the corporate performance goals are generally designed to be achievable given effective performance of the executive officers and the company.

The calculation of the bonus to be paid to our president and chief executive officer under our 2006 corporate bonus plan was entirely dependent upon the achievement of our corporate performance goals. For our other executive officers, the calculation of the bonus depends on the achievement of both corporate and individual goals. The individual goals vary between executive officers based upon each executive officer’s job responsibilities, but they are generally designed to provide incentive for the executive officer to help us achieve our corporate goals. For 2006, the bonus for each of our executive officers other than our chief executive officer was based 80% on the achievement of corporate goals and 20% on the achievement of individual goals. For the 2007 fiscal year, the compensation committee approved a plan whereby the bonus for each of our executive officers, other than our chief executive officer, is based 60% on the achievement of corporate goals and 40% on the achievement of individual goals.

With respect to both corporate goals and individual goals, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in range of multipliers to the target amount of the bonus that is applicable to the corporate or individual goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2006, the ranges were 75% to 150% for excellent performance, 50% to 75% for acceptable performance, 25% to 50% for performance meeting some but not all objectives and 0% for unacceptable performance. The compensation committee approved the same ranges for the 2007 fiscal year.

If any executive officer was not employed with us for the full year, his or her incentive compensation will be pro-rated based on the portion of the year he or she was employed with us. To be eligible for a pro-rated bonus, the executive must have served in that capacity for at least the last three months of the year and through the time the bonus is paid.

In March 2007, the compensation committee awarded incentive compensation to our executive officers relating to 2006 performance, including bonuses and stock incentive awards. The bonuses paid for 2006 performance ranged from 110% to 125% of target. For a summary of the bonuses received by our named executive officers, see the “Summary Compensation Table” which was provided above.

Stock Incentive Awards

We generally provide stock-based incentive award compensation to our executive officers through grants of stock options. Stock option grants allow us to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives, and

•	maintain competitive levels of total compensation.

Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events.

Our 2006 equity incentive plan defines the exercise price of our stock option grants to be the closing price of our common stock on the Nasdaq Global Market on the grant date. Our 2004 equity incentive plan defines the exercise price of our stock option grants to be the fair market value of our common stock on the date of grant.

All of the stock options that have been granted to our executive officers to date have a 10 year term and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Our 2006 equity incentive plan also allows us to provide other types of equity awards to our executive officers. To date, stock options have been the only type of award granted to executive officers under this plan.

We do not have any security ownership requirements for our executive officers.

The following series of tables summarize our stock options for our named executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding stock options as of December 31, 2006 for our named executive officers. We have not granted any stock awards or other types of equity awards to our executive officers other than stock options.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable(1)	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Theodore R. Schroeder(2)	510,935	0	—	$1.36	5/8/2016	—	—	—	—

William R. LaRue(3)	176,250	0	—	$3.20	6/11/2016	—	—	—	—
William R. LaRue(3)	37,500	0	—	$3.20	8/22/2016	—	—	—	—

William S. Craig, Ph.D.	87,500	0	—	$0.40	2/15/2015	—	—	—	—
William S. Craig, Ph.D.	88,825	0	—	$1.36	5/8/2016	—	—	—	—

David A. Socks	25,000	0	—	$0.40	11/9/2014	—	—	—	—
David A. Socks	185,682	0	—	$1.36	5/8/2016	—	—	—	—

Mike A. Royal, M.D., J.D.	75,000	0	—	$3.20	6/11/2016	—	—	—	—
Mike A. Royal, M.D., J.D.	18,750	0	—	$3.20	8/22/2016	—	—	—	—

(1)	Balance includes shares eligible for the early exercise provision provided by the equity incentive plan. Shares acquired upon early exercise that have not fully vested may be subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying option. All option grants have a ten year term from the date of grant and vest such that 25% are vested one year after the grant date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date.

(2)	Mr. Schroeder early exercised 250,000 shares of our common stock in 2005 from option awards granted in 2004 and 2005. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying options. During 2006, 62,500 of these shares vested at various time during the year. As of December 31, 2006, 128,907 of the shares early exercised remain unvested. The market value of these unvested shares, based upon the closing price of our common stock on December 29, 2006, was $1,588,134.

(3)	Mr. LaRue early exercised 11,000 shares of our common stock in 2006 from an option award granted in 2005. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying option. During 2006, 2,750 of these shares vested at various time during the year. As of December 31, 2006, 7,563 of the shares early exercised remain unvested. The market value of these unvested shares, based upon the closing price of our common stock on December 29, 2006, was $93,176.

Grants of Plan-Based Awards Table

The following table summarizes stock options granted to our named executive officers during the last fiscal year. We do not have any shares of stock or stock options granted under performance-based plans at this time.

								All Other	All Other
								Stock	Option	Exercise
		Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Or Base	Grant Date
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Price of	Fair Value of
		Plan Awards(1)			Plan Awards			Securities	Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Under-Lying	Under-Lying	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	($)	Options (#)	Options (#)(2)	($/Sh)	Awards(3)

Theodore R. Schroeder	5/9/06	—	—	—	—	—	—	—	510,935	$1.36	$2,983,866
Theodore R. Schroeder(4)	—	$0	$120,000	$180,000	—	—	—	—	—	—	—

William R. LaRue	6/12/06	—	—	—	—	—	—	—	176,250	$3.20	$1,099,800
William R. LaRue	8/23/06	—	—	—	—	—	—	—	37,500	$3.20	$232,875
William R. LaRue(5)(9)	—	$0	$46,375	$69,563	—	—	—	—	—	—	—

William S. Craig, Ph.D.	5/9/06	—	—	—	—	—	—	—	88,825	$1.36	$518,750
William S. Craig, Ph.D.(6)	—	$0	$57,750	$86,625	—	—	—	—	—	—	—

David A. Socks	5/9/06	—	—	—	—	—	—	—	185,682	$1.36	$1,084,389
David A. Socks(7)	—	$0	$50,000	$75,000	—	—	—	—	—	—	—

Mike A. Royal, M.D., J.D.	6/12/06	—	—	—	—	—	—	—	75,000	$3.20	$468,000
Mike A. Royal, M.D., J.D.	8/23/06	—	—	—	—	—	—	—	18,750	$3.20	$116,438
Mike A. Royal, M.D., J.D.(8)(9)	—	$0	$45,833	$68,750	—	—	—	—	—	—	—

(1)	Cash awards granted under Cadence’s annual bonus program. All awards are granted based upon the individual’s actual annual salary and the determined bonus percentages.

(2)	Options granted under the 2004 Equity Incentive Award Program include both incentive stock options and nonqualified stock options. All option grants are subject to the discretion of the Committee of the board and vest such that 25% are vested one year after the grant date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date.

(3)	The Grant Date Fair Value of All Other Option Awards is the fair value of the stock option at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See also Note 1 in the “Notes to Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 28, 2007.

(4)	The actual payout from annual bonus program was $150,000, paid in the first quarter of 2007.

(5)	The actual payout from annual bonus program was $52,781, paid in the first quarter of 2007.

(6)	The actual payout from annual bonus program was $76,784, paid in the first quarter of 2007.

(7)	The actual payout from annual bonus program was $56,900, paid in the first quarter of 2007.

(8)	The actual payout from annual bonus program was $52,161, paid in the first quarter of 2007.

(9)	The annual bonus for each of Mr. LaRue and Dr. Royal has been prorated based upon their hire date.

We routinely grant our executive officers stock options under our stock incentive plans. For a description of the change of control provisions applicable to these stock options, see “Severance Benefits and Change of Control Arrangements” below.

In March 2007, the compensation committee granted stock options to our named executive officers. A summary of these options is as follows:

		Number of	Grant Dat
		Securities	Fair Value of	Exercise Price of
		Underlying	All Other	Option Awards
Name	Grant Date(1)	Options (#)	Option Awards(2)	($/Share)

Theodore R. Schroeder	03/22/2007	100,000	$968,000	$15.13
William R. LaRue	03/22/2007	45,000	$435,600	$15.13
William S. Craig, Ph.D.	03/22/2007	25,000	$242,000	$15.13
David A. Socks	03/22/2007	25,000	$242,000	$15.13
Mike A. Royal, M.D., J.D.	03/22/2007	25,000	$242,000	$15.13

(1)	All of the options presented in the table above vest such that 25% are vested one year after the grant date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date.

(2)	The Grant Date Fair Value of All Other Option Awards is the fair value of the stock option at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. See also Note 1 in the “Notes to Financial Statements” included in our annual report on Form 10-K for the year ended December 31, 2006 as filed with the SEC on March 28, 2007.

Stock Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options made by our named executive officers during our last fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)

Theodore R. Schroeder(2)	—	—	—	—
William R. LaRue(3)	11,000	$0	—	—
William S. Craig, Ph.D.	—	—	—	—
David A. Socks	—	—	—	—
Mike A. Royal, M.D., J.D.	—	—	—	—

(1)	The value realized on exercise presented in the table above is the difference between the closing price of our common stock on the date of exercise and the exercise price, multiplied by the number of shares exercised. The options exercised by Mr. LaRue were exercised at a closing price equal to the exercise price and thus no value was realized upon exercise.

(2)	Mr. Schroeder early exercised 250,000 shares of our common stock in 2005 from option awards granted in 2004 and 2005. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying options. During 2006, 62,500 of these shares vested at various time during the year. As of December 31, 2006, 128,907 of the shares early exercised remain unvested.

(3)	The amounts presented represent an option award that was early exercised by Mr. LaRue in 2006. As these shares were early exercised, they are subject to repurchase by the Company until they vest in accordance with the vesting schedule applicable to the underlying option. During 2006, 2,750 of these shares vested at various time during the year. As of December 31, 2006, 7,563 of the shares early exercised remain unvested.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our named executive officers and our other employees the following benefits and perquisites.

Medical Insurance

The company provides to each named executive officer and their spouses and children such health and dental insurance coverage as the company may from time to time make available to its other eligible employees.

Life and Disability Insurance

The company provides each named executive officer such disability and/or life insurance as the company may from time to time make available to its other eligible employees.

401(k) Plan

The company provides to each named executive officer a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

All of our employees are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily-prescribed annual limit of $15,500 in 2007 and to have the amount of this reduction contributed to our 401(k) plan. Our 401(k) plan permits, but does not require, additional matching or non-elective contributions to our 401(k) plan by us on behalf of all participants in our 401(k) plan. To date, we have not made any matching or non-elective contributions to our 401(k) plan.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites

We limit the perquisites that we make available to our executive officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits with de minimis value that are not otherwise available to all of our employees.

Post-Termination Benefits

Severance Benefits and Change of Control Arrangements

We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time. We also believe that it is important to protect our executive officers in the event of a change in control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

The employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her death or permanent disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary as of the date of termination, a lump sum cash payment equal to the executive’s annual base salary, and a lump sum cash payment equal to the executive’s prorated annual bonus (which bonus is calculated as the average of the three prior years’ bonuses paid to the executive; partial year bonuses will be annualized for purposes of this calculation). Additionally, in the event of an executive’s death, his or her eligible dependents would receive 12 months healthcare benefits continuation coverage at our expense. In the event of an executive’s permanent disability, he or she will receive 12 months healthcare and life insurance benefits continuation at our expense.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for “cause”, as defined in the agreements and described below, or if the executive resigns with “good reason”, as defined in the agreements and described below. Specifically, if such termination occurs within three months prior to or within 12 months following a change of control, each executive will receive any accrued but unpaid base salary as of the date of termination, a lump sum cash payment equal to the executive’s annual base salary, a lump sum cash payment equal to the executive’s prorated annual bonus (which bonus is calculated as the average of the three prior years’ bonuses paid to the executive; partial year bonuses will be annualized for purposes of this calculation), and 12 months healthcare and life insurance benefits continuation coverage at our expense, plus a maximum of $15,000 towards outplacement services. If such termination occurs more than three months prior to a change of control or more than 12 months following a change of control, each executive will receive the benefits described in the previous sentence, less the prorated annual bonus.

The employment agreements provide that, in the event an executive’s employment is terminated by us other than for cause or as a result of the executive’s death or permanent disability, or if the executive resigns for good reason, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months following the date of termination will immediately vest on the date of termination. In addition, if an executive’s employment is terminated by us other than for cause or if an executive resigns for good reason within three months prior to or twelve months following a change of control, all of the executive’s remaining unvested stock awards, and any unvested shares issued upon the exercise of such stock awards, will immediately vest on the later of (1) the date of termination or (2) the date of the change of control. This accelerated vesting is in addition to any accelerated vesting provided generally under our stock option plans.

Provided that the relevant stock award agreements do not specify a longer exercise period, an executive may generally exercise his or her stock awards until three months after the date of the executive’s termination of employment, except that the executive may also exercise his or her stock awards three months after the date of a change of control, if the executive’s employment is terminated by us other than for cause or if the executive resigns for good reason within three months prior to a change of control, and if such stock awards were granted on or after the effective date of the executive’s employment agreement. In no event, however, may an executive exercise any stock award later than its original outside expiration date.

In addition, the employment agreements provide that, in connection with a change of control, 50% of the executive’s unvested stock awards, and any unvested shares issued upon the exercise of stock awards, will immediately become vested. This accelerated vesting is in addition to any accelerated vesting provided under our stock option plans.

The employment agreements also include standard noncompetition, nonsolicitation and nondisclosure covenants on the part of the executives. During the term of each executive’s employment with us, the employment agreements provide that he or she may not compete with our business in any manner, except that an executive may own insignificant equity positions in publicly traded companies so long as the executive does not control such company. During the term of each executive’s employment with us and for any period during which he or she is receiving severance, the employment agreements provide that he or she may not solicit our employees or consultants. The employment agreements also reaffirm the executives’ obligations under our standard employee proprietary information and inventions agreement to which each executive is a party.

For purposes of the employment agreements, “cause” means, generally, the executive’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on us, the executive’s conviction of, or plea of guilty or no contest to a felony, the executive’s unauthorized use or disclosure of our confidential information or trade secrets that has a material adverse impact on us, the executive’s gross negligence, insubordination, material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s ongoing and repeated failure or refusal to perform or neglect of his or her duties (where such failure, refusal or neglect continues for 15 days following the executive’s receipt of written notice from our board), or a breach by the executive of any material provision of his or her employment agreement. Prior to any determination by us that “cause” has occurred, we will provide the executive with written notice of the reasons for such determination, afford the executive a reasonable opportunity to remedy any such breach, and provide the executive an opportunity to be heard prior to the final decision to terminate the executive’s employment.

For purposes of the employment agreements, “good reason” means, generally, a change by us in the executive’s position or responsibilities, other than a change in the executive’s reporting relationship, that, in the executive’s reasonable judgment, represents a substantial and material reduction in the position or responsibilities as in effect immediately prior thereto, our assignment to the executive of any duties or responsibilities that, in the executive’s reasonable judgment, are materially inconsistent with such position or responsibilities, any removal of the executive from or failure to reappoint or reelect the executive to any of such positions, except in connection with the termination of the executive’s employment for cause, as a result of his or her permanent disability or death, or by the executive other than for good reason, a material reduction in the executive’s annual base salary (other than in connection with a general reduction in wages for personnel with similar status and responsibilities), our requiring the executive (without the executive’s consent) to be based at any place outside a 50-mile radius of his or her initial place of employment with us, except for reasonably required travel on behalf of our business, our failure to provide the executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each of our material employee benefit plans, programs and practices as in effect immediately prior to the date of the employment agreement, or any material breach by us of our obligations to the executive under the employment agreement.

The following table summarizes potential change in control and severance payments to each named executive officer who was employed by us on December 31, 2006. The four right-hand columns describe the payments that would apply in four different potential scenarios — a change in control without a termination of employment; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case within 12 months following a change in control or within three months before a change in control; a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, in each case not within 12 months following a change in control and not within three months before a change in control; or the named executive officer’s termination of employment as a result of death or disability. The table assumes that the termination or change in control occurred on December 31, 2006. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $12.32, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 29, 2006, the last trading day of 2006.

Potential Change in Control and Severance Payments

						Payment in the
				Payment in the		Case of a
				Case of a		Termination
				Termination		Other than
				Other than		for Cause or
				for Cause or		for Good Reason,
				for Good Reason,		Not Within
				if Within		3 Months Prior to
		Payment in the		3 Months Prior to		and Not		Payment in the
		Case of a		or Within 12 Months		Within 12 Months		Case of Termination
		Change in Control		Following a		Following a		as a Result of
Name	Benefit Type	Without Termination		Change in Control		Change in Control		Death or Disability

Theodore R. Schroeder	Cash Severance(1)	$—		$300,000		$300,000		$300,000
	Continued Benefit Coverage (2)	—		19,328		19,328		18,287
	Bonus(3)	—		90,000		—		90,000
	Outplacement Services	—		15,000		15,000		—
	Value of Stock Incentive Award Acceleration(7)	2,216,611	(4)	3,949,461	(5)	1,399,965	(6)	1,399,965	(6)

	Total Value:	$2,216,611		$4,373,789		$1,734,293		$1,808,252

William R. LaRue	Cash Severance(1)	$—		$265,000		$265,000		$265,000
	Continued Benefit Coverage (2)	—		22,748		22,748		21,707
	Bonus(3)	—		90,446		—		90,446
	Outplacement Services	—		15,000		15,000		—
	Value of Stock Incentive Award Acceleration(7)	1,152,113	(4)	2,309,779	(5)	658,350	(6)	658,350	(6)

	Total Value:	$1,152,113		$2,702,973		$961,098		$1,035,503

William S. Craig, Ph.D.	Cash Severance(1)	$—		$231,000		$231,000		$231,000
	Continued Benefit Coverage(2)	—		10,651		10,651		9,610
	Bonus(3)	—		43,392		—		43,392
	Outplacement Services	—		15,000		15,000		—
	Value of Stock Incentive Award Acceleration(7)	385,361	(4)	813,359	(5)	243,386	(6)	243,386	(6)

	Total Value:	$385,361		$1,113,402		$500,037		$527,388

David A. Socks	Cash Severance(1)	$—		$200,000		$200,000		$200,000
	Continued Benefit Coverage(2)	—		13,569		13,569		12,528
	Bonus(3)	—		33,450		—		33,450
	Outplacement Services	—		15,000		15,000		—
	Value of Stock Incentive Award Acceleration(7)	805,555	(4)	1,577,687	(5)	508,771	(6)	508,771	(6)

	Total Value:	$805,555		$1,839,706		$737,340		$754,749

Mike A. Royal, M.D., J.D.	Cash Severance(1)	$—		$275,000		$275,000		$275,000
	Continued Benefit Coverage(2)	—		19,328		19,328		18,287
	Bonus(3)	—		78,028		—		78,028
	Outplacement Services	—		15,000		15,000		—
	Value of Stock Incentive Award Acceleration(7)	570,000	(4)	1,352,792	(5)	342,000	(6)	342,000	(6)

	Total Value:	$570,000		$1,740,148		$651,328		$713,315

(1)	All cash severance is payable in a lump sum.

(2)	Represents healthcare and life insurance premiums for 12 months. In the case of termination by death, life insurance premiums valued at $1,041 will not be provided.

(3)	Pursuant to the employment agreements, the bonus for severance purposes is calculated as the average of the actual bonuses paid to each executive in the three years prior to the date of termination. There were no bonuses paid in 2004, thus the information presented represents the average of the bonuses paid for the previous two years for all individuals except Mr. LaRue and Dr. Royal who were hired in 2006. Mr. LaRue and Dr. Royal’s actual bonus for 2006 has been annualized for purposes of this presentation.

(4)	Represents the value of those awards that would vest as a result of a change in control without termination of the named executive officer.

(5)	Represents the value of those awards that would vest as a result of the named executive officer’s termination of employment by us other than for cause or by the named executive officer for good reason within 12 months following a change in control or within three months before a change in control. This value assumes that the change in control and the date of termination occur on December 31, 2006, and, therefore, the vesting of such award was not previously accelerated as a result of a change in control.

(6)	Represents the value of those awards that would vest as a result of the named executive officer’s termination of employment by us other than for cause, by the named executive officer for good reason or as a result of death or disability and not within 12 months following a change in control and not within three months before a change in control.

(7)	For the purpose of this presentation, the value of the acceleration is calculated by multiplying the number of option awards that are subject to acceleration by the difference between the closing price of our common stock on December 29, 2006 and the exercise price of the option awards.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of the company’s executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2006 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2007 will exceed that limit. In addition, our 2006 equity incentive award plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Interlocks and Insider Participation

Messrs. Garner (chair) and Frazier and Dr. Blair served on our compensation committee during the 2006 fiscal year. No member of the compensation committee was at any time during the 2006 fiscal year or at any other time an officer or employee of the company. None of our executive officers serve, or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2006, filed by us with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

Cam L. Garner (Chairman)
James C. Blair
Alan D. Frazier

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2006, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions.

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.

Our board of directors has determined that the members of our board of directors, with the exception of Messrs. Barker and Schroeder, neither of whom serves on our audit committee, compensation committee, or nominating/corporate governance committee, are independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

Series A-3 Preferred Stock Financing

In March 2006, we issued in a private placement an aggregate of 53,870,000 shares of Series A-3 preferred stock at a per share price of $1.00, for an aggregate consideration of $53,870,000. In October 2006, upon completion of our initial public offering, these Series A-3 preferred shares converted into 13,467,498 shares of common stock. The price for the preferred stock in the financing was determined through negotiations between our board of directors and the investors in the financing based on a variety of factors such as the stage of our development, comparable valuations for similar companies and general market conditions.

The following table sets forth the aggregate number of these securities acquired by the listed directors or holders of more than 5% of our common stock, or their affiliates:

Investor	Number of Shares(1)

Funds affiliated with Domain Associates, L.L.C.(2)	12,500,000
ProQuest Investments III, L.P.(3)	6,000,000
Frazier Healthcare V, LP(4)	10,000,000
Funds affiliated with Versant Ventures II, L.L.C.(5)	8,000,000
Funds affiliated with Technology Partners(6)	8,000,000
BB Biotech Ventures II, L.P.(7)	4,000,000
Cam L. Garner(8)	100,000

(1)	Series A-3 preferred stock converted into common stock upon completion of our initial public offering at a rate of four shares of Series A-3 preferred stock into one share of common stock.

(2)	Includes 12,367,456 shares owned by Domain Partners VI, L.P. and 132,544 shares owned by DP VI Associates, L.P. Dr. Blair, a member of our board of directors, is a managing member of Domain Associates, L.L.C. and a managing member of One Palmer Square Associates VI, L.L.C., which is the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P.

(3)	The voting and disposition of the shares held by ProQuest Investments III, L.P. is determined by ProQuest Associates III LLC, the ultimate general partner of ProQuest Investments III, L.P. Dr. Schreiber, a member of our board of directors, is a managing member of ProQuest Associates III LLC.

(4)	The voting and disposition of the shares held by Frazier Healthcare V, LP is determined by FHM V, LLC, which is the general partner of FHM V, LP, which is the general partner of Frazier Healthcare V, LP. Mr. Frazier, a member of our board of directors, is a managing member of FHM V, LLC.

(5)	Includes 7,782,747 shares owned by Versant Venture Capital II, L.P., 147,695 shares owned by Versant Affiliates Fund II-A, L.P., and 69,558 shares owned by Versant Side Fund II, L.P. Mr. Atwood, a member of our board of directors, is a managing member of Versant Ventures II, L.L.C., which is the general partner of each of these Versant funds.

(6)	Includes 7,520,000 shares owned by Technology Partners Fund VII, L.P. and 480,000 shares owned by Technology Partners Affiliates VII, L.P. The voting and disposition of the shares held by Technology Partners Fund VII, L.P. and Technology Partners Affiliates VII is determined by TP Management VII, L.L.C., which is the general partner of each of these Technology Partners funds. John E. Ardell III, Ira Ehrenpreis, James Glasheen, Sheila Mutter and Roger J. Quy share voting and dispositive authority over the shares held by Technology Partners.

(7)	The voting and disposition of the shares held by BB Biotech Ventures II, L.P. is determined by its general partner, BB Biotech Ventures GP (Guernsey) Limited. Christopher Wilfred Cochrane, Benedict Peter Goronwy Morgan and Hans Jorg Graf, in their capacities as directors of the general partner, share voting and dispositive authority over the shares held by BB Biotech Ventures.

(8)	Shares held by a limited liability company for which Mr. Garner is the sole member.

In connection with our Series A-3 preferred stock financing, we entered into an agreement with purchasers of our preferred stock that provides for certain rights relating to the registration of their shares of common stock which were issued upon conversion of their preferred stock upon completion of our initial public offering. The agreement also provides these rights to shares of common stock held by Messrs. Schroeder and Socks. These rights terminate October 30, 2013, or for any particular holder with registration rights, at such time when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act. All holders of our preferred stock were parties to this agreement. All outstanding shares of our preferred stock converted into common stock upon completion of our initial public offering at a rate of four shares of preferred stock into one share of common stock.

Severance Benefits and Change of Control Arrangements

We have entered into employment agreements with Theodore R. Schroeder, our President and Chief Executive Officer, Hazel M. Aker, J.D., our Senior Vice President, General Counsel and Secretary, James B. Breitmeyer, M.D., Ph.D., our Executive Vice President, Development and Chief Medical Officer, William S. Craig, Ph.D., our Senior Vice President, Pharmaceutical Development and Manufacturing, William R. LaRue, our Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, Richard E. Lowenthal, our Vice President, Regulatory Affairs and Quality Assurance, Mike A. Royal, M.D., J.D., our Vice President, Clinical Development, Analgesics and David A. Socks, our Vice President, Business Development. For further information, see “Executive Compensation and Other Information — Severance Benefits and Change of Control Arrangements” above.

Indemnification of Officers and Directors

Our restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Other Transactions

In September 2006, Kenneth R. Heilbrunn, M.D., the company’s former Senior Vice President, Clinical Development, resigned. In accordance with the terms of his employment agreement, the company was obligated to pay Dr. Heilbrunn a lump-sum cash payment equal to his annual base salary and other benefits for 12 months following his date of termination. The employment agreement also provided for the acceleration of vesting for those options that would vest one year from the date of termination. The company recorded a charge of $495,000 for the termination payments and accelerated vesting of options.

In May 2005, we executed an engagement letter with Clearview Projects, Inc., or Clearview, a provider of partnering and transaction services to biopharmaceutical companies. Dr. Barker is a founder of Clearview and served as its president and chief executive officer from July 2003 until November 2004. Under the terms of the engagement letter, we made retainer payments and reimbursed expenses to Clearview totaling $205,341 in 2005 and made retainer and success fee payments totaling $375,000 from January 2006 through the conclusion of Clearview’s engagement in March 2006. The success fee was related to our in-license of rights to IV APAP from BMS in March 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2006, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Michael A. Berman failed to file one Form 4 in November 2006 to report one transaction, and two Form 4s in December 2006 to report two transactions.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2008 must be received by us no later than January 10, 2008, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our amended and restated bylaws, a stockholder who wishes to make a proposal at the 2008 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 29, 2008 and no later than March 30, 2008 unless the date of the 2008 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2007 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2008 annual meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2006 will be mailed to stockholders of record on or about May 9, 2007. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Cadence Pharmaceuticals, Inc., 12481 High Bluff Drive, Suite 200, San Diego, California 92130, Attention: Investor Relations.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Theodore R. Schroeder
President, Chief Executive Officer and Director

San Diego, California
May 9, 2007

PROXY
CADENCE PHARMACEUTICALS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2007
     The undersigned stockholder of Cadence Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby appoints Theodore R. Schroeder and William R. LaRue, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 28, 2007 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

SEE REVERSE SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF
CADENCE PHARMACEUTICALS, INC.
June 28, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect two directors for a three-year term to expire at the 2010 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following persons:

☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Michael A. Berman Theodore R. Schroeder
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.
In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.
PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.